Filed Under Rule 433

Registration No. 333-104615 and No. 333-127843

PRICING INFORMATION

DATED JANUARY 4, 2006

OKLAHOMA GAS AND ELECTRIC COMPANY

$110,000,000 5.15% SENIOR NOTES, SERIES DUE JANUARY 15, 2016

Issuer:	Oklahoma Gas and Electric Company
Size:	$110,000,000
Coupon:	5.15%
Maturity:	January 15, 2016
Price to Public:	99.674% of face amount
Yield to maturity:	5.192%
Spread to Benchmark Treasury:	+83 basis points
Benchmark Treasury Spot and Yield:	101-03, 4.362%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2006
Settlement:	January 9, 2006
Make-Whole Call:	Treasury plus 15 basis points
Ratings:	Moody’s: A2 (stable) S&P: BBB+ (stable) Fitch: AA- (stable)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at
1-212-834-4533.

PRICING INFORMATION

DATED JANUARY 4, 2006

OKLAHOMA GAS AND ELECTRIC COMPANY

$110,000,000 5.75% SENIOR NOTES, SERIES DUE JANUARY 15, 2036

Issuer:	Oklahoma Gas and Electric Company
Size:	$110,000,000
Coupon:	5.75%
Maturity:	January 15, 2036
Price to Public:	99.588% of face amount
Yield to maturity:	5.779%
Spread to Benchmark Treasury:	+123 basis points
Benchmark Treasury Spot and Yield:	112-09, 4.549%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2006
Settlement:	January 9, 2006
Make-Whole Call:	Treasury plus 25 basis points
Ratings:	Moody’s: A2 (stable) S&P: BBB+ (stable) Fitch: AA- (stable)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at
1-212-834-4533.